Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement on Form SB-2, of our report dated March 21, 2006, except for notes 1 and 23, to which the date is July 26, 2006, with respect to our audit of the financial statements of Franklyn Resources III, Inc. and to the reference to our firm under the heading “Experts” in the Prospectus.

s/ ROTENBERG AND CO. LLP

Certified Public Accountants

September 18, 2006